Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q3 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: October 28, 2010/11:00 AM ET

Operator

Thank you for standing by. Good day and welcome to the Saia Inc. third-quarter 2010 analyst conference call. Today’s conference is being recorded. At this time I would like to turn the conference over to Renée McKenzie. Please go ahead, ma’am.

Renée McKenzie - Saia, Inc. — Treasurer

Good morning. Thank you, operator. Welcome to Saia’s third-quarter 2010 earnings call. Hosting our call this morning are Rick O’Dell, our President and Chief Executive Officer, and Jim Darby, Vice President of Finance and Chief Financial Officer.

Before we begin, you should note that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell — Saia, Inc. — President & CEO

Well, good morning. Over the last several years and continuing into 2010, we have been faced with an economic environment that has given us opportunities and challenges unlike anything we have seen before. During this time our greatest strengths have been our steadfast focus on improving performance and our overall value for our three main constituents.

First, Saia has not wavered from our commitments for an outstanding experience for our customers. Second, Saia has worked to take aggressive cost measures and invest in efficiency initiatives that benefit our shareholders, and we have dedicated ourselves to improving our overall results so that we can continue to offer our employees a secure and profitable work environment.

While there is more work to be done, these efforts, combined with more aggressive pricing actions taken over the past several quarters, have improved cash flow and our core operating margin. Nowhere has there been more volatility from outside forces and more focus from inside our Company than on pricing. I’m pleased to report that during the third quarter we achieved higher increases from our contract renewals as we went through the quarter. Now this is a continuation of the trend that we have seen with contract renewals since March of this year. It is encouraging that we are seeing a clear reversal of the pricing trends that have been such a challenge for our industry.

Saia’s third-quarter revenue was $235 million, an increase of 6%. Our operating income was $6.5 million, and our net income was $2.5 million. Just for clarity all of our comparisons are of the same quarter of the prior year, and a few key points are as follows.

Our operating ratio was 97.2 versus 96.5. Just as a reminder, we had a favorable vacation adjustment of $8.4 million in the third quarter of last year. So the math, excluding the vacation adjustment, would have been an OR of 100.3, so we proved a little over 3 operating points.

Our LTL tonnage was up 1.2%, and our total tonnage was up 2.6%. Our LTL shipments decreased by 1%, while our LTL weight per shipment increased by 2.2%, and our LTL yield was up 3.3% due to the impact of major pricing actions plus higher fuel surcharges.

So, during our first and second-quarter calls, we stated that we would take steps to improve yield as we saw volume improvements. Again, this quarter strengthened volumes did allow us to implement these price increases. We continue to take price actions with specific customers at contract renewal. This has enabled us to start to return to margin levels that properly compensate us for the service that we provide.

I’m pleased to report that we saw strength across our network with positive revenue growth. We continue targeted marketing efforts to build density with customers who value our coverage and our commitment to best-in-class service. We also continue efforts to control costs and advance our engineered processes to improve service and productivity.

We again executed well on the cost side, achieving improvements across the board on key productivity metrics, while continuing to provide over 97% on-time service.

Specific notable performance and productivity metrics include our load average was up 1%, our office productivity was up 20%, our terminal cost per bill was reduced 1.5%, and our headcount was down 3% again while our shipments were only down 1%.

Saia again performed well in safety for the quarter, and we were recently recognized by the ATA with several safety awards, including first place in the LTL local driver category, and as you guys know, the ATA safety awards are some of the most prestigious in our industry and reflect the professionalism, dedication and commitment of Saia’s drivers to safety, and it is truly an honor to be associated with this group of professionals.

Saia’s technology and our engineered process investments are also contributing to our results. We continue to target savings designed to improve our operating performance and enhance customer service. Our 2010 engineered projects are progressing and target approximately $6 million in annualized savings.

On our last call, we mentioned that the City Driver optimization software installation was completed at all terminal results in June. Our results have actually improved, and we are now achieving a 4% reduction in pickup and delivery miles through the use of this new tool.

We are now rolling out at real-time productivity an automated time clock program, and I’m very encouraged by the preliminary results we have achieved in a number of terminals who are really utilizing this system to better align our hours with workload. This system really offers a significant enhancement to our toolbox in a business with seasonal surges, multiple shifts and a short cycle time in which to meet cut times and really service our customers.

Our cargo claims are another area where our third quarter showed improving results compared to last year. And additionally our technology enhancements offer us the opportunity to see who touches every piece of freight as it moves through our system, and this really allows us to do an effective job of counseling and working with our freight handlers and has really contributed to the improvement in our exception free delivery.

So, though our absolute results remain challenged by the economy, we are continuing our strategy of addressing pricing. We remain focused on our cost and quality initiatives. And I believe Saia is really well positioned to take advantage of any future industry consolidations and to capitalize on improving industry fundamentals.

Now I will turn it over to Jim Darby.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Thanks, Rick, and good morning, everyone. For the third quarter of 2010, our earnings per share were $0.16 compared to $0.24 per share last year. As Rick mentioned, the prior year third-quarter results included $8.4 million in reduced expenses due to a change in vacation policy.

For the third quarter, revenues were $235 million with operating income of $6.5 million. Third-quarter margins increased primarily due to the higher yields from pricing actions, which helped offset the increase in fuel costs and purchase transportation. The higher LTL yield for the third quarter was the result of increased rates and higher fuel surcharge than in the third quarter of 2009.

We realize the current environment requires that we continue to align costs both fixed and variable with current volume. The productivity gains that Rick mentioned are reflected in lower salaries and wages. Of course, salaries, wages and employee benefits in the third quarter of 2009 were reduced by the $8.4 million vacation policy adjustment.

We also had operational improvements during the quarter, including lower accident severity and favorable cargo claims experience. Depreciation and amortization ran $8.9 million during the quarter versus $9.8 million in the prior year quarter. Our effective tax rate for the quarter was 40.2%. For modeling purposes we expect our effective tax rate to be approximately 40% for the full year of 2010.

Year-to-date revenues were $678 million compared to $647 million in the prior year period, a 5% increase. In the first nine months of 2010, operating income was $10.3 million with net income of $1.3 million compared to operating loss of $100,000 with net loss of $4.7 million in the prior year period. Earnings per share were $0.08 compared to losses per share of $0.36 in the prior year period.

At September 30, 2010, total debt was $90 million. Net the Company’s $27.2 million cash balance at quarter-end, net debt to total capital was 23.4%. This compares to total debt of $116 million, and a net debt to capital ratio of 35.2% at the end of the prior year quarter. Our net capital expenditures for the first nine months of 2010 were at a reduced level of $1.2 million compared to $6.2 million in the prior year period.

Anticipated capital expenditures for the year are now projected to be approximately $7 million depending on deliveries and in-service dates.

Now I would like to turn the call back to Rick.

Rick O’Dell — Saia, Inc. — President & CEO

Thanks, Jim. Well, there is a clear progress on a number of fronts; nevertheless, our results do continue to be impacted by softness in the economy and the cumulative effect of unprecedented multiyear declines in industry yields. However, Saia’s broad coverage and the continued commitment from Saia’s 7500 union free employees to efficiency and customer satisfaction have contributed to steady improvement in our results while we negotiate our way through this difficult economy.

We expect our focus on yield enhancements, efficiency initiatives and customer satisfaction to further benefit Saia as industry fundamentals improve. Now I would like to open it up to questions.

Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

A couple of quick things. Rick, could you give some meat behind the statement that your rate increases in the contractual business kept improving through the quarter? Are you looking at mid-single digits, high single digits? Could you tell us a little more about that?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I guess. Probably I’m a little uncomfortable giving you actual numbers from that perspective because it is really more on a customer by customer basis as we work through those. But I think we are pretty pleased with our volumes. Our sequential trends are seeing normal seasonality. The market from a rate environment has clearly improved. I think from a customer perspective really these negotiations are done on a customer by customer basis, and depending upon how the customer operates, you would have to target a different increase and tolerance.

I guess what I would tell you is we are taking some increased risk because of our volumes that we are pretty pleased with, I guess, given the environment, as well as I think the opportunity is there to increase the margins based on what is going on in the marketplace.

Jason Seidl - Dahlman Rose — Analyst

I guess what I’m trying to get my head around is clearly the industry needs more than 2% rate increases next year.

Rick O’Dell — Saia, Inc. — President & CEO

Sure.

Jason Seidl - Dahlman Rose — Analyst

And I’m wondering do you think the environment is improving to the point where people can become; call it, revenue adequate to start reinvesting in equipment?

Rick O’Dell — Saia, Inc. — President & CEO

They have to, right? I mean the current situation is not sustainable for very long. I mean if this is the volume environment that we are operating in, then the rates have to go up. At the same time, if you have a customer that had a partner type relationship and was reasonable as we manage through the downturn, it is not really to fair to go and hit him with a significant increase. There is kind of a more (multiple speakers) a group of customers.

So I guess what I would tell you is that on average the increases have stepped up from where they were before. I think I have said publicly — I mean in the first quarter I think we are at the 1% to 2% range. In the second quarter, we were in the 2% to 3% range with increases. We are taking more risk and targeting higher increases as we head into the third quarter and into the fourth quarter.

So the environment has improved, and the increases are going up.

Jason Seidl - Dahlman Rose — Analyst

Okay. That is fair enough. Talking about the CapEx clearly that is a pretty low amount for you guys, and I’m going to assume that next year you’re going to have to step it up a decent amount. At least I have modeled for that.

Could you give us an idea of the average age of your tractors and the average age of your trailing fleet?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Sure, I have got that. With the deferral of the CapEx we did in the last couple of years, our tractors are at 7.5 years, and our trailers are at 9.5. And we expect — you are absolutely right — we expect to be in the business of buying equipment next year and spending more on capital expenditures in a more normal type level rather than the reduced level we have seen in the last couple of years.

Jason Seidl - Dahlman Rose — Analyst

And normal type level for you guys is going to be in the $40 million to $50 million range gross?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Right. Yes, I would say we are talking probably a little over $40 million segment.

Jason Seidl - Dahlman Rose — Analyst

Okay, that is very helpful. I have a couple of more, but I will get back in queue and let somebody else have at it, guys. Thanks.

Operator

David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Just a little more color on the rates. I know, Rick, you talked about I think it was in the second quarter where you went to maybe the bottom 5% of your customers and really made the big adjustments where they needed to be and that now it’s just going back to the normal customers. Are you going back as contracts come up on an annual basis, or are you going to any customers ahead of when they normally would expire?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Generally we are going back kind of at the contract renewal time. If you look at that, you have about 70% of our customers are under contract, and they basically come up about ratably through the year. And then there are accounts that just — whether they were mispriced or whatever the situation was, they are not operating well. Some of those are being addressed out of cycle, but I would not look for a big group of those like what we have done in the second quarter.

So most of them are really kind of being addressed as they come up through contract renewal.

David Ross - Stifel Nicolaus — Analyst

And there have been several releases that have come out over the past month about some competitors taking general rate increases for the second time this year. Is Saia doing anything similar?

Rick O’Dell — Saia, Inc. — President & CEO

Actually we announced our general rate increase in early October. It was effective on October 18, with 5.9%, and it impacts about 30% of our revenue.

David Ross - Stifel Nicolaus — Analyst

Now are those customers generally the more profitable customers, though, that are subject to the GRI? I have just been curious why people are raising rates on the customers who already, I guess, have the most profitability.

Rick O’Dell — Saia, Inc. — President & CEO

I think our customer mix overall is the smaller customer tends to have a higher absolute yield. You have got to manage that mix of customers between your more national account large customers and your field type business. But traditionally that business has operated better. But I would tell you that over this time period, most of those — a lot of customers have come back either through matching actions of competitors or what has been required given the economy, I mean a lot of those customers had increased discounts. So raising the base rates helped correct some of those issues.

David Ross - Stifel Nicolaus — Analyst

That is helpful. And then just lastly, can you comment on length of haul in the quarter where’d that come in?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Length of haul for the quarter was 729 miles; it is up 1.4% from a year ago.

Operator

Tom Albrecht, BB&T.

Tom Albrecht - BB&T — Analyst

Rick, I wanted to go back to the CapEx comment from a moment ago, and I think — I guess it sounded like maybe your budget is not fully set yet. But I think, Jim, you mentioned a number of $40 million or so on the gross. I was wondering if the number would not be a bit higher than that given that, for example, in ‘06, ‘07 it was over $90 million. And we have had two years in a row of collectively about $20 million total. I seem to remember that $40 million was more of a maintenance sort of CapEx. Can you just talk about that a little bit more?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Sure, Tom. It is and that is what we quoted as more of a normal type year. It does not really take into account — really catch up on the deferrals. That would tend to be a little bit higher.

We don’t announce our actual planned CapEx for the year until the January call, but right now we are looking out to somewhere to be in the range of about $40 million. We know we need to start replacing the equipment.

The $90 million number that you quoted for a couple of years back; at that point you recall we were growing at about 20%, and we had done some acquisitions. So we ran up our CapEx at that time.

Tom Albrecht - BB&T — Analyst

Sure, yes. No, I remember there was definitely a context to that. But given the below maintenance, I was not sure how much rapid catch-up there would be.

Rick O’Dell — Saia, Inc. — President & CEO

Tom, I would add to that historically, too, during that time period, we were making a fair number of investments in real estate for [CHUB] points. Those were obviously addressed, and then our volumes compared to those days have not risen like the trends we had seen previously. So we are in good shape on the real estate side. So our plan is to continue to play it close to the vest here for a little bit, reinvest in the rolling stock and the tractor fleet first would be our first priority. And if things develop with better margins and cash flow, then we would look at continuing to make some incremental expenditures there.

The other benefit that it will have just from that perspective, too, is with the aging of our fleet over the last couple of years, we are incurring some higher maintenance cost. We are committed to keeping our fleet in good overall condition from a running standpoint. So while there will be some higher capital, we would expect there to be some cost savings associated with that as well.

Tom Albrecht - BB&T — Analyst

Okay. That is helpful to hear. I know you have been really committed to pricing really going back several months. But now that the industry seems to be more collectively on board with that over the last 45 days, I’m wondering what your thoughts are on tonnage growth. Because it seems like it was easy to understand the nominal growth if you were out there a little bit first on being disciplined. But now that everybody is kind of singing from the same page, would you expect tonnage growth to accelerate because you are not going to stand out like a sore thumb on pricing?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I mean I think our opportunities are certainly there to move more in line with the market or more ahead of the market as we have historically. Jim might give you some, I guess, tonnage trends and give us some flavor of what we are seeing as we headed into the fourth quarter even.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Tom, what we saw as we went through the third quarter was July was up 6/10 of 1%. August was up 0.5%. September was up 2.6%. Now these are LTL tonnage numbers. What we see month to date in October is up 5.3% year over year.

Now I would remind you that we are overlapping some periods last year where we lost a little bit of share because there were some pretty significant pricing wars going on in the industry. But we are encouraged because we are seeing what looks to us to be normal sequential month over month changes in volume.

Tom Albrecht - BB&T — Analyst

Yes, and that is interesting because, as you guys know, the truck load carriers have been much more muted in their freight descriptions over the last 35 to 45 days. But it seems like the LTL descriptions are much more solid and encouraging. Would you concur with that?

Rick, I know that you did not want to get into the specifics on rates per se, but can you just talk in general how much resistance versus acceptance there is in the marketplace as you have these rate discussions?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I mean I think the rate environment clearly continues to improve, and customers know that. They are seeing actions from other across the marketplace, I guess, from a variety of competitors. It is well-known that people are changing their pricing strategy, and we are starting to see it more actively in the marketplace. So I think clearly there is a lot more acceptance than there was before.

And I think the other comment would be, as you said, the truckload market tends to kind of lead LTL, and one thing I think people should recognize is most customers’ budgets are kind of established from an overall transportation spend, and the truckload spend kind of dwarfs LTL spend. And so we get caught up. As their budgets get increased, they have some more availability for increases that can help with our efforts as well. I think things have clearly improved.

Operator

(Operator Instructions). Jack Waldo, Stephens Inc.

Jack Waldo - Stephens Inc. — Analyst

Good morning, guys. Congrats on the nice quarter. I wanted to ask you first. It looked like your weight per shipment was down about 1.7% sequentially. Can you talk about how the macro environment trended through the third quarter and how big of an impact macro conditions had on the weight per shipment versus your business mix?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, it was kind of interesting, and I’m not sure with the sequential change, it is probably a combination of what is going on in the macro environment, plus some of our business mix initiatives. So you really have to look at some of these customers that did not operate well, and we took out some of this segment of business, and what was the average weight per shipment on that is probably impacting us. So I would say that probably had a bigger — from 2Q to 3Q, that probably had a bigger or as much impact than the economy. But what I would say is, as we have gone through the quarter and actually even into October, our weight per shipment is actually up sequentially in the last several months.

So I don’t know. I’m not sure exactly what that tells us but —

Jack Waldo - Stephens Inc. — Analyst

It sounds like it is not a good barometer for economic activity, at least in this quarter here.

Rick O’Dell — Saia, Inc. — President & CEO

Given what we have been doing with our business mix management that is probably true.

Jack Waldo - Stephens Inc. — Analyst

Okay. If you go back and look at margins from third quarter to fourth quarter, it is kind of — there is a high standard deviation on your historical results. What is normal for you guys?

Rick O’Dell — Saia, Inc. — President & CEO

Kind of a simple average, I guess, would be about two operating points worse in the fourth quarter versus the third quarter. I think that’s a couple of different factors that should be considered here. One is the general rate increase that we took on October 18. That will clearly have a positive impact, and that is not the normal timing for an increase. So that should be a positive.

Obviously we continue to work with customers on contract renewals. Our average yield was higher coming out of the third quarter than it probably — because of the actions we took through the quarter and what we are going to take in the fourth quarter, so that would probably be a positive as well.

And then there is one thing to consider, there is one less work day than normal in the fourth quarter because the New Year’s day holiday is actually celebrated on 12/31. We actually pick up that workday in the first quarter which kind of helped the first quarter. So I guess those are some things to consider along with obviously you have weather, volatility and self-insurance volatility from accidents or the other two items that can cause variances.

Jack Waldo - Stephens Inc. — Analyst

Okay. And then if I look out — consensus estimates call for your earnings to more than quadruple in 2011 from 2010. I know you don’t provide guidance on the EPS label. I’m just curious from a 30,000 foot level, what type of environment would have to exist for you guys to quadruple earnings?

Rick O’Dell — Saia, Inc. — President & CEO

Well, one thing to consider is the base is so low that I don’t know that quadrupling it — it sounds big, but the absolute number really is not that much. I think the issue obviously is, if the economy stays okay and the volumes increase, then we will — we are going to take major pricing actions kind of regardless of the economic and volume environment, but the better the volume environment is, you pick up some sequential margins or some incremental margins on that, plus you take more price risk. So I think the combination of the two is probably the biggest opportunity.

And then for us each point on the OR is $0.37? $0.33, now yes. With the share count up like that, it is $0.33. So two operating points gets you $0.66 of incremental. That comes from a combination of volume and yield. I think the opportunity is there with the type of increases that we are seeing to make some significant headway.

Jack Waldo - Stephens Inc. — Analyst

Yes, so you — okay. That makes sense. And then it is interesting looking at your results on a sequential basis. It looks like if I looked at your sequential incremental margin, it was about 20%. Would you say that is kind of a normal sequential incremental margin?

Rick O’Dell — Saia, Inc. — President & CEO

Historically that is kind of what we would think you would get from volume, and obviously our sequential volumes were not up that much. So it came more from the yield perspective, right?

Jack Waldo - Stephens Inc. — Analyst

Yes, it is kind of interesting your volumes were flat, and revenue was up $3.3 million. And so it would indicate that the revenue increase was price-driven and that you kind of had a 20% incremental margin on the price-driven revenue if that makes sense. I guess I’m just trying to get my arms around how does — does that — is there something operationally that impacted those incremental margins?

Rick O’Dell — Saia, Inc. — President & CEO

Well, part of the increase, you would have to look at how much of it was fuel surcharge. I mean, if we look at it, our pure pricing asset fuel surcharge and mix on a quarter to quarter basis was up about 1% if you include weight per shipment and length of haul, and we have a theoretical model that looks at that.

So really I mean our OR, our pure yield was up about 1%. I mean normally from a seasonal perspective and with where costs are and what not, I mean we would have — history would say we would normally get worse a little bit. 2Q has historically been our best quarter, and instead we improved a little bit. And a lot of it was on the yield side, and then we again had a pretty solid cost execution, particularly considering relatively light volumes.

Jack Waldo - Stephens Inc. — Analyst

And then last question. Could you remind me what inflationary cost pressures we should think about for 2011? I guess particularly on the salaries, wages line?

Rick O’Dell — Saia, Inc. — President & CEO

I mean I think health care is going to go up clearly because of some changes — well, content will go up every year, I guess, from an inflationary perspective, plus some of the reform that is going on there. So we will see some cost increases there.

We have a commitment to our employees that, if we have a couple of quarters of 95 OR, we will begin to increase wages and benefits. I guess I would also tell you that we are cognizant that there are some market pressures on wages as some carriers have looked at reinstating and some increases on things that have happened in the past. So I mean we continue to monitor that as well.

But we think the margins need to improve as we make some progress there.

Jack Waldo - Stephens Inc. — Analyst

Fair enough and then I guess really the last question. Jim, do you have a D&A and interest expense that we should expect for the fourth quarter?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

It would not be much different than what we saw in the third. We’ve got a little bit of equipment coming on, but it would not be much different. It should grow a little bit more as we go into 2011 when we do the CapEx ramp-up.

Jack Waldo - Stephens Inc. — Analyst

Got you. Okay. Fair enough. Thank you, guys, and congrats on the quarter.

Operator

Ed Wolfe, Wolfe Trahan.

Ed Wolfe - Wolfe Trahan — Analyst

Jim, could you give like you did with the LTL tonnage through the months, could you do that for the shipment count and also the yields?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Sure, I can give you the shipment count. The LTL shipment we show year over year July was down 2.2%. August was down 0.8%. September was up 1/10 of 1%, and month to date for October we show up about 2.4% in LTL shipments year over year.

Ed Wolfe - Wolfe Trahan — Analyst

Okay. Can you do the yields as you reported them?

Rick O’Dell — Saia, Inc. — President & CEO

We don’t really give yields on a monthly sequential basis, but what I can tell you is October is over July.

Ed Wolfe - Wolfe Trahan — Analyst

And, is the pricing part of that when you think about it, the 1% or so, has that changed throughout the quarter in October?

Rick O’Dell — Saia, Inc. — President & CEO

We continue to take more pricing risk with customers as it comes up for contract renewals because we think those opportunities are available in the marketplace.

Ed Wolfe - Wolfe Trahan — Analyst

Rick, what percent of your customers have you gotten some increase for thus far in 2010?

Rick O’Dell — Saia, Inc. — President & CEO

During this last quarter, I mean we got essentially an increase from every customer at contract renewal.

Ed Wolfe - Wolfe Trahan — Analyst

So I mean if you’re talking about 70% and you are talking in a quarter that is like 17%, 18%. Did you get anything in the second quarter before that or the first quarter?

Rick O’Dell — Saia, Inc. — President & CEO

The first quarter was less, but we basically were looking in the 1% to 2%. Second quarter things kind of stepped up. I mean we took some real aggressive pricing with some customers and ended up deselecting those. And actually some of those customers have come back to us at our higher rates as the business has moved around and other people have addressed those customers as they subsequently moved to them. So that has been an element that we are seeing there as well.

And then we are taking again more price risk in the third quarter, so our average increase on contract renewals has gone up. And I guess I can tell you really essentially every customer — every significant customer at contract renewal took some type of an increase.

Ed Wolfe - Wolfe Trahan — Analyst

I just want to make sure I’m not missing something again. You said 40% tax rate for the year. That implies about 27% for fourth quarter. Am I thinking about that right?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Well, it gets a little tricky. We booked taxes based on a normalized rate because when you flip from earnings one quarter to loss the next, we have a loss in the first quarter; it gets a little bit tricky. But I would say full-year we expect to be around $40 million.

Ed Wolfe - Wolfe Trahan — Analyst

Okay. So if I’m backing in the 27% to get there given all the flips, I realize 27% is not ongoing, but that’s how we should think about it on the quarter? Is that fair to say?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

I would say that is about right. (multiple speakers) I am not sure what earnings you’re looking at, but that would be about right.

Ed Wolfe - Wolfe Trahan — Analyst

Okay. And then 40% for an ongoing basis or a little lower than that as you think to the future beyond the fourth quarter?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

I would say beyond that I would start with 40%. I mean there are some opportunities to get some additional credit, but I would say right now we have locked off alternative energy credits that we had in prior years. So I would say 40% is about right for planning.

Ed Wolfe - Wolfe Trahan — Analyst

Okay. That is the propane tax?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Yes.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

I have been playing musical conference calls today, so I may have missed some of this. So I’m going to try and be brief and go back and look at the transcript. But to Ed’s question about pricing, you had mentioned customer deselection. You have talked a lot about that this year.

Could you say that you are through that process of actively trying to push unprofitable customers out the door and now you’re just focused on profitable customers getting pricing up?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I would say the majority of that is behind us, and we are more looking at normalized — kind of more normalized working through with customer by customer basis for more normal increases.

Art Hatfield - Morgan Keegan — Analyst

And if I think about that process, if you go to a customer and you price them up and they end up leaving and potentially they were not profitable in and of themselves, in the short run, can that be a negative from you lose a little bit of economies when you lose that volume, but it works itself out over time as you grow the business and you get better pricing in? Is that a fair way to think about how that could impact your P&L in the short term?

Rick O’Dell — Saia, Inc. — President & CEO

I mean I think it is true. I mean, while you can look at a cost thing on a fully allocated basis, the customer is not paying its way. It is still difficult to manage out. Let’s say just for argument’s sake, let’s say that were a $6 million count. It is pretty difficult to immediately take $6 million out, right? But over a period of time, those lanes get — you regain density in those lanes, and then you get adjust your workforce and your hours over a period of time for the portions of those workloads.

So I mean over time, when you really have to look at it, I mean somebody has to pay the overhead. So we cannot just look at things on a variable cost basis. We have to work through those things on account by account basis and have a commitment to people compensating us properly for what we do.

Art Hatfield - Morgan Keegan — Analyst

Right. No, that is helpful because it clarifies the picture that in the short run, there are some businesses going out the door, but yet you’re getting pricing moving up that you may not be able to capture all that pricing to the bottom line as you work through expense adjustments due to volume declines.

Rick O’Dell — Saia, Inc. — President & CEO

Right. And to some extent right, you are doing it on faith, too. Part of what is going to happen is we show an account does not operate well, and we say we need this increase. That account may move to somebody else, maybe even at a higher rate than what we had, but not at a rate that we were looking for. At the same time, they are doing the same thing with their customers. I think what will end up happening is some of that business will move around, but net net it will find a home at higher rates. And you just have to kind of — if you’re going to take more aggressive price risk, you are going to lose some customers. That is the way that it works.

Art Hatfield - Morgan Keegan — Analyst

I know and that is understood. But over time, if everybody realizes that is going on, people are reluctant to move. And I would say that — I mean I guess to ask question two, as we move into more economic growth going forward, service becomes much more important to most customers than just pricing in and of itself, correct?

Rick O’Dell — Saia, Inc. — President & CEO

Agreed. Clearly the focus price shifts somewhat — and that is the other issue I guess I was saying, was when the customer is doing better and he has a budget to be able to value service over a pure cost thing, then sometimes they will make a different choice. Right?

Art Hatfield - Morgan Keegan — Analyst

Absolutely.

Rick O’Dell — Saia, Inc. — President & CEO

It shifts.

Art Hatfield - Morgan Keegan — Analyst

A final thought, you may have addressed this, and I know you don’t like to give guidance. But just from a historical pattern basis and maybe thinking about it going forward, I’m trying to think about Q4. Historically the OR in Q4 has gone up, and if I look back last year adjusted, it went up about 170 basis points. But that was in a declining pricing environment. In a more normal environment, what kind of seasonality in the OR do you think is an appropriate level that you would like to see?

Rick O’Dell — Saia, Inc. — President & CEO

I made some specific comments about that —

Art Hatfield - Morgan Keegan — Analyst

I’m sorry.

Rick O’Dell — Saia, Inc. — President & CEO

Yes, you can either read the transcript, or we will be happy to reiterate it off-line.

Art Hatfield - Morgan Keegan — Analyst

Yes, we will go ahead and do that.

Renée McKenzie - Saia, Inc. — Treasurer

I will give you a call.

Operator

Neal Deaton, BB&T Capital Markets.

Neal Deaton - BB&T Capital Markets — Analyst

Congrats on the quarter. I wanted to just ask one or two maintenance questions and then one other question. What were your cargo claims exactly? I know you said I believe they had improved. I had them at a little less than 1% in the second quarter of 2010, a little less than 1% of revenue. What were they this quarter as a percentage of revenue?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

I would say it is around a little bit more than 1%. It did not change a whole lot from a year ago because we have been benefiting from our exception free delivery process, and so that has been improving over time. We saw greater differences quarter over quarter in first and second than we did in third.

Neal Deaton - BB&T Capital Markets — Analyst

Okay. So about flat year-over-year, a little over 1%?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

In that range, yes.

Rick O’Dell — Saia, Inc. — President & CEO

Yes, it was a little better than last year, but that is about where we were for the quarter.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, and then I believe you mentioned your workdays for the fourth quarter, but I just wanted to make sure we have got that straight in our model. A year ago it was 61.5 days in Q4?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

We show 61 for this year.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, 61?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Yes, and last year — well, you are counting 61.5. I don’t think we count half days, but I know what you mean. So we show 61 this year. As Rick mentioned, we have this January 1 holiday actually on December 31. So we lose a day.

Neal Deaton - BB&T Capital Markets — Analyst

Okay. And so we should show like a 61 for last year, too, then?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

No, 62, I believe.

Neal Deaton - BB&T Capital Markets — Analyst

62? Okay. And then the other question was, your PT expense crept up a little bit in the second quarter. It was still higher year over year in the third quarter, but it was a little bit lower sequentially. Were you able to outsource less to truckload carriers and also what is your expectation for Q4 2010?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

You are right. PT shows up year over year, and that is really a combination of the bonds being up a little bit. The rates are higher that we are paying for PT, and the fuel surcharge actually had an effect on that as well.

Neal Deaton - BB&T Capital Markets — Analyst

Okay. In the fourth quarter, are you going to — obviously seasonally you will have less volumes probably, so less outsourcing there. But are the lanes a little more balanced now? Do you expect to outsource less?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

I would say you are right. It’s probably — I would go with the volume adjustment that you see third to fourth. We are managing through it as we see lanes change a little bit. So I would go if you are looking at it; I would use your volume adjustments.

Rick O’Dell — Saia, Inc. — President & CEO

I would say there will be some volume adjustment, and then we will probably utilize our internal driver utilization will probably go up as you get into the weaker seasonal periods. We should use less PT during that time period, too.

Neal Deaton - BB&T Capital Markets — Analyst

Okay. So it will ramp down like it did a year ago?

Rick O’Dell — Saia, Inc. — President & CEO

Right.

Operator

Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

Yes, Jim, two quick ones, one is a clarification. One, getting back to Ed’s question on the tax rate for 4Q, when you were agreeing with him, you were agreeing that it should be in the 20% to get the year to the 40%, or you were saying that it should go to about 40% on a more normalized basis?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

I would look for 40% for the full year, and it depends on what you are projecting for fourth-quarter earnings that would affect the quarter rate. And then on a go forward basis, I would use 40% at this point if you are looking forward to 2011.

Jason Seidl - Dahlman Rose — Analyst

Okay. Getting back to some of your casualty costs that were coming down in your accident rates, do you guys do an actuarial study in December?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

For work comp, we do. We actually do it in mid year and project a required reserve for year-end. We are seeing some benefit of that. We have had less severity on work comp injuries. That would be in the salaries, wages and benefits line.

Jason Seidl - Dahlman Rose — Analyst

Would you typically true it up at the end of year?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

Yes. We have seen some better experience, and that is what we are projecting, and that is what we have seen in third quarter and through this year, and we will true it up at year-end.

Operator

(Operator Instructions). Tom Albrecht, BB&T.

Tom Albrecht - BB&T — Analyst

On your fuel operating expense line, how much of that is actually fuel? 16%, 17%? I mean it has been about 25% of revenues in general, but I know there are other things in there.

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

I would say when you look year over year, we are up — we are showing $6.6 million. I would say a little over $4 million of that is the increase in the fuel costs, and then a portion of the rest of it is the higher maintenance costs that Rick referenced earlier. So somewhere — I would say between $4 million and $4.5 million on increase product cost on fuel on that line.

Tom Albrecht - BB&T — Analyst

Okay. But I mean of that actual $59 million, would two-thirds of that — just like two-thirds of the increase was fuel, would two-thirds of the total be fuel?

Jim Darby - Saia, Inc. — VP, Finance, CFO & Secretary

No, I would say it is more like half.

Tom Albrecht - BB&T — Analyst

Okay.

Rick O’Dell — Saia, Inc. — President & CEO

We can give you an approximate number on that.

Tom Albrecht - BB&T — Analyst

Yes, I have gone through your Qs in there. Some carriers will put it in their Qs and others don’t. I did not really see it in your Qs over the years. So I’m just trying to ballpark it a little bit more accurately.

Rick O’Dell — Saia, Inc. — President & CEO

We can get that for you.

Operator

We have no other questions at this time.

Rick O’Dell — Saia, Inc. — President & CEO

Alright. Great. Thanks for your interest in Saia. We appreciate it, and we are pleased with the progress that we have made thus far and look forward to continuing into the fourth quarter and into next year. Thanks.

Operator

And that does conclude today’s conference call. Again, thank you for your participation.